EXHIBIT 99.1

AMERICAN EAGLE OUTFITTERS

REPORTS RECORD EPS OF $0.37 FOR SECOND QUARTER 2007, A 19% INCREASE

PROVIDES THIRD QUARTER EPS GUIDANCE

Pittsburgh, PA, August 21, 2007 - American Eagle Outfitters, Inc. (NYSE:AEO) today announced that earnings for the 13 weeks ended August 4, 2007 increased 19% to $0.37 per diluted share from $0.31 per diluted share for the 13 week period ended July 29, 2006.

"I am pleased that we achieved our 14th consecutive quarter of record sales and earnings. Our strong second quarter results reflected sound merchandise management and good expense control. We also made progress in the quarter toward our key goals of building brands for growth, optimizing our channels of distribution, and strengthening our operations for productivity improvements and continued profitable growth," said Jim O'Donnell, Chief Executive Officer.

Second Quarter Results

Total sales for the 13 weeks ended August 4, 2007 increased 17% to $703.2 million, compared to $602.3 million for the 13 week period ended July 29, 2006. Due to the 53rd week in fiscal 2006, second quarter comparable store sales are compared to the 13 week period ended August 5, 2006. On this basis, the company delivered a comparable store sales increase of 2%.

Gross profit for the second quarter increased to $316.4 million from $275.3 million. However, as a percent to sales, gross profit declined to 45.0% from 45.7% last year. The merchandise margin declined 50 basis points as a result of higher markdowns, partially offset by a strong initial mark-up. Buying, occupancy and warehousing costs increased 20 basis points as a percent to sales. This was driven primarily by rent expense relating to upcoming aerie store openings, as well as start-up costs associated with transitioning e-commerce fulfillment in-house.

Second quarter selling, general and administrative expenses of $166.4 million were flat as a percent to sales at a rate of 23.7%. Within SG&A, incentives and selling payroll leveraged, while expenditures related to in-store improvements and professional services increased as a percent to sales.

Operating income for the quarter increased 12% to $122.7 million from $109.3 million last year. As a percent to sales, operating income declined to 17.4%, compared to 18.2% last year.

Net income increased 13% to $81.3 million, compared to $72.1 million last year. As a percent to sales, net income was 11.6% compared to 12.0% last year. Earnings per diluted share increased 19% to $0.37, compared to $0.31 last year.

Inventory

Total merchandise inventories at the end of the second quarter were $321 million, an increase of $54 million compared to last year. AE brand inventory (excluding e-commerce) increased 7% on a per square foot basis from a year ago.

Capital Expenditures

For the second quarter of 2007, capital expenditures were approximately $55 million. For fiscal year 2007, management continues to expect capital expenditures to be in the range of $240 to $260 million, which includes new and renovated stores, investments in information technology, the company's new Pittsburgh headquarters and the completion of the expanded Kansas distribution center.

Stock Repurchase

During the quarter, the company completed the repurchase of 3.7 million shares of common stock for approximately $99.5 million. Year-to-date, the company has repurchased 6.5 million shares for approximately $184.7 million. After the second quarter activity, the company had 23.5 million shares remaining under various authorizations.

Real Estate

In the second quarter, American Eagle opened six new AE stores and remodeled 26 locations. Additionally, the company opened two new free-standing aerie stores and one new MARTIN + OSA store. For 2007 the company is on-track to increase square footage by approximately 10%. This includes approximately 32 new and 53 remodeled American Eagle stores, 14 MARTIN + OSA stores and approximately 37 free-standing aerie stores.

Third Quarter Guidance

The Company is pleased with month-to-date August sales performance. At this time, management is establishing third quarter earnings guidance of $0.47 to $0.48 per share, compared to $0.44 per share last year.

Conference Call Information

At 9:00 a.m. Eastern Time on August 21, 2007, the company's management team will host a conference call to review the financial results. To listen to the call, dial 1-877-601-0864 five to seven minutes prior to the scheduled start time. The conference call will also be simultaneously broadcast over the Internet at www.ae.com or www.streetevents.com. Anyone unable to listen to the call can access a replay beginning August 21, 2007 at 12:00 p.m. Eastern Time through September 4, 2007. To listen to the replay, dial 1-800-642-1687 and reference confirmation code 2285302#. An audio replay of the conference call will also be available at www.ae.com.

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About American Eagle Outfitters:

American Eagle Outfitters, Inc. (NYSE:AEO) is a leading retailer that operates under the American Eagle Outfitters and MARTIN + OSA brands.

American Eagle Outfitters designs, markets and sells its own brand of laidback, current clothing targeting 15 to 25 year-olds, providing high-quality merchandise at affordable prices. AE's original collection includes standards like jeans and graphic Ts as well as essentials like accessories, outerwear, footwear, basics and swimwear. American Eagle currently operates 852 stores in 50 states, the District of Columbia and Puerto Rico, and 74 AE stores in Canada. American Eagle also operates ae.com, which offers additional sizes and styles of favorite AE merchandise and ships around the world. The American Eagle brand also includes a new collection of dormwear and intimates, "aerie by American Eagle." aerie is available in American Eagle stores across the country and at aerie.com. It includes bras, undies, camis, hoodies, robes, boxers, sweats and leggings for the AE girl. Designed to be sweetly sexy, comfortable and cozy, aerie offers AE customers a new way to express their personal style everyday, from the dormroom to the coffee shop to the classroom.

The company introduced MARTIN + OSA, a new sportswear concept targeting 25 to 40 year-old women and men. MARTIN + OSA carries apparel, accessories and footwear, using denim and sport inspiration to design fun and sport back into sportswear. MARTIN + OSA currently operates 10 stores. For additional information and updates, visit martinandosa.com.

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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding third quarter sales and earnings, real estate, aerie and MARTIN + OSA. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risk that third quarter sales, markdowns and/or earnings expectations may not be achieved, real estate, aerie and MARTIN + OSA growth may not occur as planned and those other risks described in the Risk Factor Section of the Company's Form 10-K for the year ended February 3, 2007 filed with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

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AMERICAN EAGLE OUTFITTERS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	August 4,	February 3,	July 29,
	2007	2007	2006
	(Unaudited)		(Unaudited)

ASSETS
Cash, cash equivalents and short-term investments	$634,605	$827,113	$814,090
Merchandise inventory	321,263	263,644	267,392
Other current assets	135,330	111,651	87,750
Total current assets	1,091,198	1,202,408	1,169,232
Property and equipment, net	552,218	481,645	404,390
Goodwill, net	9,950	9,950	9,950
Long-term investments	125,120	251,644	117,291
Other assets, net	69,029	45,991	39,240
Total Assets	$1,847,515	$1,991,638	$1,740,103

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$146,431	$171,150	$175,934
Accrued compensation and payroll taxes	35,099	58,371	26,542
Accrued rent	56,259	57,543	49,954
Accrued income and other taxes	13,290	91,934	38,934
Unredeemed stored value cards and gift certificates	30,093	54,554	25,371
Current portion of deferred lease credits	12,787	12,803	10,402
Other current liabilities	19,307	18,263	15,026
Total current liabilities	313,266	464,618	342,163
Deferred lease credits	64,472	65,114	60,036
Other non-current liabilities	94,939	44,594	44,516
Total non-current liabilities	159,411	109,708	104,552
Total stockholders' equity	1,374,838	1,417,312	1,293,388
Total Liabilities and Stockholders' Equity	$1,847,515	$1,991,638	$1,740,103

Current Ratio	3.48	2.59	3.42

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share amounts)
(Unaudited)

	13 Weeks Ended
	August 4,	% of	July 29,	% of
	2007	Sales	2006	Sales

Net sales	$703,189	100.0%	$602,326	100.0%
Cost of sales, including certain buying,
occupancy and warehousing expenses	386,742	55.0%	327,065	54.3%
Gross profit	316,447	45.0%	275,261	45.7%
Selling, general and administrative expenses	166,386	23.7%	142,772	23.7%
Depreciation and amortization	27,375	3.9%	23,237	3.8%
Operating income	122,686	17.4%	109,252	18.2%
Other income, net	8,766	1.3%	8,969	1.5%
Income before income taxes	131,452	18.7%	118,221	19.7%
Provision for income taxes	50,108	7.1%	46,122	7.7%
Net income	$81,344	11.6%	$72,099	12.0%

Net income per basic common share	$0.37		$0.32

Net income per diluted common share	$0.37		$0.31

Weighted average common shares
outstanding - basic	217,790		223,805
Weighted average common shares
outstanding - diluted	222,044		229,211

	26 Weeks Ended
	August 4,	% of	July 29,	% of
	2007	Sales	2006	Sales

Net sales	$1,315,575	100.0%	$1,124,754	100.0%
Cost of sales, including certain buying,
occupancy and warehousing expenses	700,669	53.3%	595,124	52.9%
Gross profit	614,906	46.7%	529,630	47.1%
Selling, general and administrative expenses	323,375	24.5%	277,441	24.6%
Depreciation and amortization	52,857	4.0%	44,671	4.0%
Operating income	238,674	18.2%	207,518	18.5%
Other income, net	20,067	1.5%	17,065	1.5%
Income before income taxes	258,741	19.7%	224,583	20.0%
Provision for income taxes	98,627	7.5%	88,328	7.9%
Net income	$160,114	12.2%	$136,255	12.1%

Net income per basic common share	$0.73		$0.61

Net income per diluted common share	$0.71		$0.60

Weighted average common shares
outstanding - basic	219,409		223,260
Weighted average common shares
outstanding - diluted	223,943		228,610

Total gross square footage at end of period:	5,350,468		4,911,192

Store count at end of period:	928		883

CONTACT:
American Eagle Outfitters, Inc.
Judy Meehan, 412-432-3300

OR

Financial Media Contact
Berns Communications Group
Stacy Berns or Melissa Jaffin, 212-994-4660